EXHIBIT 10.1

Consulting Agreement dated August 7, 2016, between the Company C. Neal Monte, pursuant to which Mr. Monte shall serve as the Company's FAA Designated Engineering Representative.

Airborne Wireless Network

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into as of August 7th, 2016 by and between Airborne Wireless Network, a Nevada corporation (the "Company"), and C. Neal Monte, an individual ("Consultant"), with reference to the following facts:

A. In August 2016, the Company acquired US Patent No. US 6285878 B1 which covers a broadband wireless communication systems provided by commercial aircraft (the "Patent").

B. The Company is engaged in the business of commercializing an airborne broadband network utilizing the technology described in the Patent.

C On the terms and subject to the conditions of this Agreement, the Company and Consultant desire that Consultant become a consultant to the Company on an at-will basis.

Now, therefore, with reference to the foregoing facts, the Company and Consultant agree as follows:

Engagement of Consultant.

The Company hereby engages Consultant, and Consultant hereby agrees to, to render consulting services for the Company as described in Exhibit A (the "Services").

Consultant agrees that Consultant will be paid only for hours performed on the portion of the Services expressly allocated by the Company to Consultant, and that the Company may change such allocation at any time and from time to time.

Consultant agrees to comply with all applicable laws and regulations in the performance of the Services.

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Consulting Fees.

The Company agrees to pay to Consultant consulting fees of $125 per hour, excluding travel within Southern California, for which Consultant shall be paid $62.50 per hour. The maximum travel time paid by the Company for any day shall be eight hours less the amount of time billed for actual services rendered by Consultant during such day.

Consultant must submit time sheets to the Company in order to be paid. The Company shall pay Consultant on a monthly basis. For each month, Consultant shall submit a time sheet showing all services during the month by the date of service, hours worked (by one half of an hour) and a brief description of the services provided. The Company will pay Consultant by the later of five business days following submission of the time sheets for the period and the 25th of the month following the month in which the services were rendered.

The Company has concurrently herewith granted an option to purchase up to 50,000 shares of Common Stock to Consultant.

Consultant shall provide to the Company a good faith estimate of the number of hours it will take for Consultant for each Service, or group of related Services, that the Company requests Consultant to perform. At such time, if ever, that Consultant believes his hours will exceed the estimated hours by more than 10%, Consultant shall promptly advise the Company so the Company can determine whether to modify the scope of the Services.

Reimbursement of Expenses. The Company is not obligated to reimburse Consultant for expenses incurred by Consultant in the performance of services except as follows: (a) if Consultant travels outside Southern California at the request of the Company, the Company will pay Consultant's travel expenses including coach airfare (business class for a flight scheduled to last more than 4 hours), mileage reimbursement if Consultant uses his own automobile, reasonable hotel and meal expenses if Consultant must be out of Southern California more than one day, and rental car/cab expenses; and (b) other expenses approved in advance in writing by the Chief Executive Officer of the Company.

Termination of Engagement. Consultant's engagement is "at will" shall terminate upon the first to occur of the following:

Upon the death of Consultant;

Upon the disability of Consultant that in the judgement of the Company renders Consultant unable to timely complete his duties under this Agreement;

Upon by written notice of termination by the Company to Consultant; or

Upon not less than 30 days prior written notice of termination from Consultant to the Company.

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Representations and Warranties. Consultant represents and warrants to the Company that: (a) Consultant is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder; and (b) Consultant is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing the Services, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant's consulting fee and the Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Because Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits the Company may provide to its employees. Consultant shall not have any authority to enter into or execute contracts or agreements on behalf of the Company, and agrees not to do so or hold herself out as having the authority to do so.

Assignment. The Company is entering into this Agreement in reliance upon and in consideration of the skills and qualifications of Consultant. Consultant may not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason.

Innovation, Proprietary Information and Confidentiality Agreement. Consultant has concurrently executed and delivered to the Company a copy of the Company's standard Innovation, Proprietary Information and Confidentiality Agreement, and agrees to be bound by such Agreement as if the provisions were set forth in this Agreement.

Miscellaneous.

Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

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Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email transmission of a pdf format data file or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement (or if by email, to the latest email address the sender has for the recipient or, if the recipient is an entity, for the officer or other person designated to receive Notices). Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section

Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

Governing Law. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of California.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a "pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or "pdf" signature page were an original thereof.

Headings. The section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

Airborne Wireless Network

By:	/s/ J. Edward Daniels, President
J. Edward Daniels, President

4115 Guardian Street, Suite C Simi Valley, CA 93063

Consultant:

/s/ C. Neal Monte
C. Neal Monte

753 North Michigan Avenue Pasadena, CA 91104

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EXHIBIT A

TO

CONSULTING AGREEMENT

The Services

General

Consultant shall support the Company in the development of data and analyses to support FAA Civil certification of the Company's Infinitus digital superhighway, a new communication system that will be integrated into aircraft systems, and will involve design, aircraft modifications, certification, and installations that are in conformance with FAA regulations and standards as well as meet customer performance requirements. Consultant shall support the Company in obtaining its Production Certificate (PC) and related Supplemental Type Certificates (STC's) through each phase of the certification process. Consultant shall only perform work as directed by the Company.

Support

The Company will direct Consultant to specify the support required when required. The following sections reflect typical activities that are required to support FAA project certification. Detailed Certification activities shall be summarized in the Project Specific Certification Plan (the "PSCP").

Specific Activities

1.	Initial FAA transmittal letter

2.	Project Specific Certification Plan

3.	Conformity Inspection Plan

4.	Type Certificate Application

5.	Type Certificate Data Sheet (cover only).

6.	Initial Master Drawing List (identification and number)

7.	Qualification Test Procedure (identification and number)

8.	Structural Substantiation Analyses

9.	Flammability Test Plan

10.	Qualification Test Plan (in accordance with RTCA DO-160G)

11.	Preparation of FAA transmittal letters

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12.	Electrical Load Analysis

13.	Weight and Balance (weight to be specified on system component)

14.	Detail Design Review of all drawings, specifications, process procedures, and acceptance test procedures.

15.	Instructions for Continued Airworthiness (in accordance with ATA 300)

16.	Software (in accordance with RTCA DO-178B and DO-254)

17.	Safety Assessment. (FAR 25.1309)

18.	Wiring (wiring should be FAA Approved, if not the wiring would have to be flammability tested; no PVC insulated wire is permitted on aircraft)

19.	AFM Flight Manual

20.	FAA DAR (FAA DAR will be required to perform part conformity inspections, qualification test setups and installation inspections)

21.	EMI Ground Test Procedure

22.	EMI Flight Test Procedure

23.	System Title "Broadband Tranceiver System"

24	Preparation of Quality System Manual (estimated to be about 80 pages)

25.	Submit Quality System Manual to FAA for approval

26.	Submit PMA Application Letter to FAA.

27.	Prepare PMA Supplement.

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